Exhibit 99(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated November 26, 2014 relating to the financial statements of AB Exchange Reserves (formerly known as AllianceBernstein Exchange Reserves) for the fiscal year ended September 30, 2014 which is incorporated by reference in this Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A No. 33-74230) of AB Exchange Reserves.

                                                         /s/ ERNST & YOUNG LLP



New York, New York
January 27, 2015